Equitable Financial Life Insurance Company
Equitable Financial Life Insurance Company of America
Mailing address: PO Box 1047, Charlotte, NC 28201-1047
Section B – IUL Investment Options Supplement
Indexed Universal Life
Name of Proposed Insured Date of Birth(mm/dd/yyyy) Product Name
1. Allocations
Premium Allocation Instructions (Required)
Please Specify the allocation of net premiums to the Guaranteed Interest Account or to one or more of the optional Indexed Accounts. Your allocations to the Indexed Accounts are initially credited to the Holding Account of the indexed option that you elect and are then transferred from the Holding Account to a new Segment of the corresponding Indexed Option on the Segment Start Date, pursuant to your instructions below, and provided that the conditions specified in the policy are met. Your premium allocation percentages must be stated in whole numbers (no fractions or decimals) and the sum of your premium allocation percentages must equal 100%.
a. Indexed Universal Life Allocation Options
Premium Allocation Percentages
Guaranteed Interest Account % S&P 500 Price Return Indexed Option with 1-Year Segment Term (BrightLife Grow or IUL Protect) % Russell 2000 Price Return Indexed Option with 1-Year Segment Term (BrightLife Grow Only) % MSCI EAFE Price Return Indexed Option with 1-Year Segment Term (BrightLife Grow Only) % S&P 500 Price Return Indexed Option with 3-Year Segment Term (BrightLife Grow Only) %
TOTAL 100%
Upon maturity, the Segment Maturity Value will be transferred into the Holding Account for the same Indexed Account(s) and be applied to a new Segment of the same type and duration on the next Segment Start Date, provided that the conditions specified in the policy are met. If you want to specify reallocation percentages to be applied to the Segment Maturity Value, please complete the Universal Life Service Form.
Automatic Transfer Service
Automatic Transfer Service enables you to make automatic monthly transfers from the Guaranteed Interest Account to one or more of the Indexed Options that you select. An initial minimum of $5,000 must be allocated to the Guaranteed Interest Account. The Indexed Options that are eligible to receive the monthly automatic transfers vary by product and are shown below. Each transfer must be at least $50. The automatic transfer is effective on the second monthly anniversary after issue and will continue until the amount allocated to the Guaranteed Interest Account is depleted.
b. Indexed Option(s) to Receive Transfer
Dollar Amount
S&P 500 Price Return Indexed Option with 1-Year Segment Term (BrightLife Grow or IUL Protect) $ Russell 2000 Price Return Indexed Option with 1-Year Segment Term (BrightLife Grow Only) $ MSCI EAFE Price Return Indexed Option with 1-Year Segment Term (BrightLife Grow Only) $ S&P 500 Price Return Indexed Option with 3-Year Segment Term (BrightLife Grow Only) $
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2. Acknowledgement
I (We), acknowledge that:
ï¬    I (We) am (are) applying for a Universal Life Insurance Policy (‘‘the policy’’) that includes a Guaranteed Interest Account and Indexed Accounts.
ï¬ The values provided by the policy that are in the Guaranteed Interest Account are based on declared interest rates that the Company referenced on page 1 of section A of the Application (‘‘the Company’’) determines. The values provided by this policy that are in any Segments in the Indexed Accounts are based, in part, on declared interest rates, and in part, on interest rates linked to an external index. While your values in any Segments in the Indexed Accounts may be affected by an external Index, your policy does not directly participate in any investments underlying the Indices.
ï¬ The Index-Linked Credit, if any, will only be included in the Segment Values in the Indexed Accounts on the Segment Maturity Date, subject to the Growth Cap Rate and Participation Rate. Any Index-Linked Credit may be positive or zero, resulting in an increase or no change to the Policy Account.
ï¬ If I (We) elected the Automatic Transfer Service option, I (We) have read the description of the Automatic Transfer
Service option shown above. My (Our) instructions will remain in effect until (a) funds are insufficient to process transfers or (b) I (We) provide new written instructions.
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